CONSULTING AGREEMENT

THIS AGREEMENT dated for reference the 1st day of January 2023 (the "Effective Date") BETWEEN:

ASTRA ENERGY CALIFORNIA INC.
(a majority owned subsidiary of Astra Energy Inc.)
9565 Waples St.
San Diego, CA 92121
(the "Company")

AND:

ROCK BAY CONSULTING INC.
1560 Highland Drive North
Kelowna, BC V1Y 4K7
(the "Consultant")

NOW THEREFORE in consideration of the premises and the Covenants and Agreements of the parties hereto as hereinafter set forth, and for other good and reliable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto covenant and agree as follows:

1. Engagement. The Company does engage the Consultant for Astra Energy California Inc. to provide the Services (as defined below) and the Consultant hereby accepts such engagement by the Company all upon and subject to the terms and conditions of this Agreement.

2. Services. During the Term (as defined in Section 4), the Consultant shall provide to the Company:

   - Provide general advisory services, strategic planning advice, and support.

   - Advise Astra Energy California Inc. Board of Directors with engagement of current and future clients, where necessary, in a business development capacity.

   - Provide support to the implementation and deployment team, to review and identify opportunities for technology design and process improvements on current and proposed technologies.

   - Consult and advise on supply chain platform from suppliers to customers that meets and exceeds the Company's vision, goals, and objectives and is perceived as environmentally friendly and "green".

   - Review the Company's engineering, construction, environmental, implementation and deployment of the Regreen Technology hardware and operations activities. Analyze findings and recommend operational changes to support the increasing of stock value through executing operational and cash flow objectives.

   - Review the Company's compliance department processes and procedures and make recommendations to ensure permitting and compliant environmental operations.

- Provide guidance to the Director of Operations for Regreen on all daily operations of the Company, including supporting the Astra Energy California Inc. sales business group.

- Collaborate with Astra Energy California Inc.'s Board of Directors on all matters related to meeting the goals and objectives of the business.

- Review, analyze, and recommend any necessary new operational and technological hires to support the business group through a transparent process with Astra Energy California Inc.'s Board of Directors.

- Assist with interviewing and recommending operational staff hire to the Astra Energy California Inc's. Board of Directors.

- Meet with employees to gain insight on performance, operations and technical knowledge to provide management with feedback on performance and strategies for developing corrective action plans as needed.

- Assist Astra Energy California Inc Board of Directors in developing and implementing strategies, procedures and business plans needed to enhance Company growth and profits.

- Collaborating with the executive team of Astra Energy California Inc. to set and measure Company performance goals.

- Cultivating and providing opportunities for organically growing the organization to benefit the Company.

- Additional responsibilities as required to the benefit of the Company as reviewed between the Company and the Consultant.

3. Payment for Services. The initial remuneration to the Consultant will be structured as follows:

I. The Consultant will be issued 50,000 shares of Astra Energy Inc upon execution of this Agreement.

II. 20,000 shares of Astra Energy for each of the months of December 2022 and January 2023.

III. The Consultant will be entitled to invoice the Company $150,000.00 per annum divided into equal monthly installments from January 1, 2023, to the end of April 30, 2023. In the event that net sales exceed $5,000,000.00 on May 1, 2023, the Consultant will be entitled to invoice the Company for $180,000 per annum divided into equal monthly installments from May 1, 2023, going forward. In the event the net sales do not exceed $5,000,000.00 on May 1, 2023, the Consultant shall continue to invoice the Company for $150,000.00 per annum until $5,000,000.00 in net sales is achieved. The Company and Consultant agree that as this is a new start up, cash flow will be transitioning upward, as such, the Consultant will receive the agreed remuneration.

IV. Consultant will be eligible for annual performance and/or milestone achievement bonuses, in cash and/or common shares at the discretion of the Board of Directors and the Compensation Committee of Astra Energy Inc. and as agreed to with the Consultant and as determined within the first 6 months following execution of this Agreement.

V. If necessary, the Company will cover all legal and accounting costs in obtaining work visa's/permission to work in the US and financial reporting to both the IRS and CRA and will reimburse the Consultant fully for the initial setup and registration requirements.

VI. The Company will provide executive level temporary accommodations to the Consultant while on location.

VII. In the event Consultant relocates to California, Consultant will be provided with a Company owned or leased vehicle for business purposes only, corporate credit card, US Cell phone with international coverage, furnished office flex space and a new laptop. The Company will provide all computer support.

VIII. The Consultant will carry its own medical insurance and will retroactively be reimbursed pending sufficient cash flow within the Company as per sales targets per section 3.3

All reasonable expenses, including travel and business promotion, shall be borne by the Company. The Company will cover travel costs for the Consultant up to 6 round trip flights between the place of work and Kelowna, BC Canada. The Company shall have the right to pre-approve any expense that in total may reasonably be expected to exceed $1000 USD and may be required from time to time. Should the Consultant expend resources on behalf of the Company, these expenses shall be paid upon submission of invoices and or expense reports by the 10th of the following month

The Consultant will invoice the Company monthly and additionally add any applicable Federal, State, Provincial taxes required by law payable by the Consultant to both the US and Canadian taxation agencies

4. Term and Renewal. The term of this Agreement shall be for a period of 1 year (the "Term"), unless earlier terminated as hereinafter provided or unless the parties have agreed to renew this Agreement

Company and the Consultant may extend the Term annually on similar terms and conditions by mutual agreement

The Company may terminate this Agreement by providing 90 days written notice and full vesting of stock or stock options for the period of engagement. The Consultant may terminate this Agreement with 90 days written notice

5. Limited Authority as Agent. The Consultant may not act as an agent of the Company except with the express prior written authority of the Company. Without limiting the generality of the foregoing, the Consultant shall not commit or be entitled to commit the Company to any obligation whatsoever nor shall the Consultant incur or be entitled to incur any debt or liability

whatsoever on behalf of the Company, without the express prior written authority of the Company. Any obligations, debts or liabilities incurred other than as aforesaid shall be exclusively for the account of the Consultant

6. Confidentiality. The Consultant understands and agrees that in the performance of its obligations under this Agreement. The Consultant may obtain knowledge of Confidential Information (as defined below) relating to the business or affairs of the Company or of any of its subsidiaries or affiliated companies. The Consultant agrees that it shall not, without the prior written consent of the Company, either during the Term or at any time thereafter:

   (a) use or disclose any Confidential Information outside of the Company (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of the Company (or any of its subsidiary or affiliated companies)

   (b) publish any article with respect thereto; or

   (c) except in providing the Services, remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto

7. In this Agreement, "Confidential Information" means any information or knowledge including, without limitation, any inventions, typography, formula, pattern, design, system, program, device, software, plan, process, know how, research, discovery, strategy, method, idea, client list, marketing strategy, employee compensation, document, materials, records, copies, adaptations, or compilation of information that:

   (a) relates to the business or affairs of the Company (or any of its subsidiary or affiliated companies)

   (b) is private or confidential in that it is not generally known or available to the public; and

   (c) gives or would give the Company (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it

8. Relationship. The Company and Consultant each acknowledge and agree that the only relationship of the Consultant to the Company created by this Agreement shall for all purposes be that of an independent contractor, and all Persons employed or engaged by the Consultant in connection herewith shall for all purposes be employed or engaged, as applicable, by the Consultant and not by the Company. The Company shall have no obligation to provide benefits to the Consultant and/or any representative thereof relating to:

      (i) sickness or accident, whether resulting from the performance by the Consultant of its obligations under this Agreement

      (ii) retirement or pension benefits; or

      (iii) any other benefits provided by the Company or any of the affiliated Companies to any of their employees

9. The Consultant shall fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses, and damages that the Company may suffer or incur with respect to any such taxes or benefits and will carry Professional Liability Insurance to the amount of $5 million CDN dollars.

10. This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Effective Date.

IN WITNESS, WHEREOF the Parties have executed and delivered this Agreement as of the Effective Date.

DocuSigned by:
Ron De Jager
7E866D6E8B9B4F6...

For Rock Bay Consulting Inc.
Ron De Jager, President

DocuSigned by:
Kermit Harris
E037BF97C522495...

For Astra Energy Inc.
Kermit Harris, President Astra Energy Inc.

DocuSigned by:
Douglas Hampton
BB37DA36069848E...

For Astra Energy California Inc.
Douglas D. Hampton, President Astra Energy California Inc.